Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Mid Cap Growth Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. To elect a Board of Trustees:
Nominee
Number of Shares
For
Withhold
Authority
Jeffrey L. Shames 119,097,738.067 2,057,598.496
John W. Ballen 119,093,228.938 2,062,107.625
Lawrence H. Cohn 119,065,339.678 2,089,996.885
J. David Gibbons 118,989,715.383 2,165,621.180
William R. Gutow 119,099,690.823 2,055,645.740
J. Atwood Ives 119,095,533.372 2,059,803.191
Abby M. O'Neill 119,022,406.199 2,132,930.364
Lawrence T. Perera 119,092,964.848 2,062,371.715
William J. Poorvu 119,089,970.242 2,065,366.321
Arnold D. Scott 119,108,076.621 2,047,259.942
J. Dale Sherratt 119,096,026.039 2,059,310.524
Elaine R. Smith 119,080,190.281 2,075,146.282
Ward Smith 119,039,516.155 2,115,820.408
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
Affirmative 135,095,926.688
Against 4,185,241.105
Abstain 5,244,217.317
Broker Non-votes 14,445,893.010
Item 3. To amend, remove or add certain fundamental investment policies. Number of Shares
Affirmative 91,259,092.120
Against 2,888,429.173
Abstain 3,144,704.270
Broker Non-votes 23,863,111.000
Results of Shareholder Meeting (Unaudited) - continued
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
Affirmative 116,312,515.968
Against 1,969,418.852
Abstain 2,873,401.743
Item 5. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the Trust for the fiscal year ending August 31, 2002.
Number of Shares
For 117,772,956.219
Against 925,122.870
Abstain 2,457,257.474